                                  Exhibit 11.1

                  Statement Regarding Computation of Per Share
                   Earnings (Dollars and shares in thousands,
                            except per share amounts)


                                                        Three Months Ended      Six Months Ended
                                                            March 31,               March 31,
                                                        -----------------       -----------------
                                                        1997         1996       1997         1996
                                                        ----         ----       ----         ----
                                                           (Unaudited)             (Unaudited)
Primary and fully diluted
           Weighted average number of common
           shares outstanding during the period        11,996       11,991     11,994       11,986
           Net effect of dilutive stock options -
           based on the treasury stock method
           using overall market price                       0            0          0            0
                                                      -------      -------    -------      -------

                Total shares                           11,996       11,991     11,994       11,986
                                                      =======      =======    =======      =======

           Net income                                 $ 1,769      $   218    $ 3,672      $ 1,042
                                                      =======      =======    =======      =======

Earnings per share(a)                                 $  0.15      $  0.02    $  0.31      $  0.09
                                                      =======      =======    =======      =======

(a) Earnings per share calculations assume exercise of all outstanding stock options and warrants using the treasury stock method of calculation. The per share calculation excludes these common equivalent shares as their effect is anti-dilutive.


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